Exhibit 10.35
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CONTRACT FOR SUPPLY OF DEVELOPMENT, MANUFACTURING AND PROVISION FOR SATELLITE
COMMUNICATIONS SERVICES
BETWEEN
RAYMARINE plc.
AND
REMOTE KNOWLEDGE, INC.
December 14, 2006

THIS DOCUMENT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [******] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
DEVELOPMENT, SERVICES AND SUPPLY
AGREEMENT
     This DEVELOPMENT, SERVICES AND SUPPLY AGREEMENT is made as of this 14th day of December, 2006 (the “Effective Date”), by and among RAYMARINE plc, a company incorporated under the laws of England and Wales (“Raymarine”), having a principal place of business at Quay Point, North Arbour Road, Portsmouth, Hampshire P06 3TD, United Kingdom and REMOTE KNOWLEDGE, INC., a Delaware corporation (“RK”), having a principal place of business at 3657 Briarpark, Suite 100, Houston, TX 77042 (RK, together with Raymarine, the “Parties” and each individually a “Party”).
RECITALS
     WHEREAS, Raymarine is in the business of developing goods and services relating to recreational marine electronics; and
     WHEREAS, Raymarine desires to develop, market and distribute high speed data and voice products for offering to its customers;
     AND WHEREAS, RK is in the business of developing in-motion and fixed communications platforms with data management, content, and entertainment services for, inter alia, the consumer marine and commercial maritime markets.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Raymarine and RK herby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in Exhibit A.
     SECTION 1.02. Other Definitional Matters. Definitions in this Agreement apply equally to the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation” when such phrase does not otherwise appear. The terms “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All article, section, paragraph, clause, exhibit or schedule references not attributed to a particular document shall be references to such parts of this Agreement.
ARTICLE II
GENERAL RESPONSIBILITIES
     SECTION 2.01. Responsibilities. RK shall generally be responsible for the design, development and manufacturing of the GEO Mobile Router and for all of the activities necessary to provide the Services under this Agreement. Raymarine shall be generally responsible for marketing, sales and distribution of the GEO Mobile Terminal and for the procurement and inventory of the STV Antennae, [******]. The Parties’ specific responsibilities as they relate to this Agreement include, but are not limited to the following:
          (a) Remote Knowledge Responsibilities. RK shall be responsible for providing the following development, design, manufacturing and service functions, all in accordance with the terms and conditions of this Agreement:
               (i) Product Development
(A)	Design and development of GEO Mobile Router

(B)	Development of [******]

(C)	Identification and qualification of suppliers of the [******]
               (ii) Communication Services
(A)	Global cellular communications management

(B)	Satellite bandwidth management

(C)	Inroute carrier management

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(D)	Teleport operations management

(E)	Teleport facilities and redundancy management
               (iii) Network Operations
(A)	Network administration

(B)	Co-location facilities management

(C)	Network redundancy management
               (iv) Data Management and Content Development
(A)	Database management

(B)	Interface access control

(C)	[******] content management
               (v) Service and Support
(A)	Web support

(B)	Email support

(C)	Telephone support

(D)	Customer billing

(E)	Services activation
               (vi) GEO Mobile Router Manufacturing
(A)	Manufacturing identification and management

(B)	Component sourcing

(C)	Environmental testing

(D)	Production and Inventory management

(E)	Supply of user manuals

(F)	Warranties and returns

(G)	Tooling

(H)	Mechanical design

(I)	Manufacturing Specifications
          (b) Raymarine’s Responsibilities. Raymarine shall be responsible for providing the following marketing, sales, distribution and procurement functions, all in accordance with the terms and conditions of this Agreement:
               (i) Supplier Management and Purchasing
(A)	Scheduling, raising Purchase orders and ‘day to day’ management of preferred suppliers of STV Antenna and [******].
               (ii) Marketing and Branding
(A)	Brand positioning and product naming

(B)	Advertising

(C)	Sales collateral

(D)	User manual generation and packaging development
                   (iii) Sales and Distribution
(A)	Management of Inventory distribution

(B)	Development and management of [******]

(C)	Development and management of pricing programs

(D)	Dealer training and support
               (iv) Service and Support
(A)	Field installation training and support

(B)	Hardware warranty and return management

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ARTICLE III
PRODUCT DEVELOPMENT AND TESTING; LICENSE
     SECTION 3.01. Development. RK shall design, develop and have the Products manufactured in accordance with the terms and conditions set forth in this Agreement. Neither Party shall make or approve any changes or modifications to the Products or Product Specifications without the prior written approval of the other Party. To the extent that either Party desires to make any such changes or modifications, such changes or modifications shall only be made in accordance with the provisions of Section 4.05.
     SECTION 3.02. Resources. RK shall appoint sufficient, experienced and qualified staff to perform all design, development and manufacturing obligations required to be performed by RK pursuant to this Agreement and, unless otherwise set forth in this Agreement, provide, at its sole expense, all staff and resources necessary to perform such obligations.
     SECTION 3.03. Testing and Approval Provisions.
          (a) Raymarine Testing Obligations. Raymarine shall be responsible, at its expense, for defining the scope of testing required for the Products and for performing (or causing to be performed) documentation and evaluation of all testing and quality data as set forth in Appendix H (the “Testing and Approval Provisions”). Raymarine shall, upon completion to Raymarine’s satisfaction of each phase of the Testing and Approval Provisions, notify RK in writing of Raymarine’s acceptance and approval of such phase in the manner set forth in Appendix H (in each case, “Sign Off”). Notwithstanding Raymarine’s responsibility to cover all expenses related to the documentation, evaluation and testing of the Products in accordance with this Section 3(a), it is agreed by RK that in the event that additional testing rounds are required to be undertaken by Raymarine as a result of a defect or mistake in the design, functionality or manufacture of the Product, where such defect or mistake is the fault of RK or the Contract Manufacturer, the cost of such additional testing rounds shall be at RK’s sole expense.
          (b) RK Testing Obligations. RK shall be responsible, at its expense, for performing (or causing to be performed), documenting and evaluating all testing in order to confirm that the Products and/or Services meet the Type Acceptance Requirements as described in Appendix A.
          (c) Testing Systems (Raymarine).
               (i) Raymarine shall fund such GEO Mobile Routers required in connection with Raymarine’s initial testing of the GEO Mobile Platform; provided however, that Raymarine shall not require more than six (6) GEO Mobile Routers for this purpose;
               (ii) Raymarine shall fund such GEO Mobile Routers required in connection with Raymarine’s full product assurance testing of the GEO Mobile Platform; provided however, that Raymarine shall not require more than Twenty-Eight (28) such GEO Mobile Routers for this purpose;
               (iii) RK shall fund such quantities of GEO Mobile Routers deemed reasonably necessary by Raymarine for testing purposes pursuant to Section 3(a) (and in addition to Section 3(c)(i) and (c)(ii); provided however, that RK shall not be required to provide more than five (5) GEO Mobile Routers for each sample submission, and Raymarine shall request not more than 3 sample submissions; and
               (iv) Raymarine shall fund all other system requirements (STV45 or STV60, [******]) that are required for their own testing purposes.
          (d) Testing Systems (RK). RK shall be responsible for all the costs associated with the procurement, production and delivery of the GEO Mobile Routers necessary to validate the performance of the product during the development phase, except:
               (i) such carry-over components from the GPM400 as may be reasonably requested by RK in connection with the design and development (but not the manufacturing) of the GEO Mobile Router which will be funded and supplied by Raymarine; provided however, that Raymarine shall not be required to supply more than two (2) GPM400s for this purpose.
               (ii) RK shall fund all other system requirements (STV45 or STV60, [******]) that are required for their own testing purposes.

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          (e) Communications Services for Testing Purposes. RK is solely responsible for all costs associated with the provision and delivery of Communications Services to Raymarine for testing purposes pursuant to Section 3.03(a); provided, however, that RK shall not be required to provide more than 30 such subscriptions at any one time. RK may limit subscriptions in order to stay within budgeted cost, provided such limits do not compromise the effectiveness of such testing. The Parties will work in good faith to establish specific testing timeframes and dates for this purpose.
          (f) Denial of Sign-Off. Notwithstanding any other provision herein, Raymarine may deny Sign Off if, in Raymarine’s sole opinion:
               (i) the Products and/or Communications Services do not comply with the applicable Product Specifications or applicable Type Acceptance Requirements;
               (ii) the Products are defective in material, presentation or workmanship;
               (iii) the Products are not fit for the purpose previously established by Raymarine and communicated to RK;
               (iv) the Products are not of satisfactory quality; and/or
               (v) the Communications Services have not been delivered by RK in accordance with the Service Level Requirements.
     SECTION 3.04. Intellectual Property.
          (a) Ownership of Raymarine Intellectual Property. RK understands that in connection with the development of the Products, Raymarine may be utilizing certain Intellectual Property developed and currently used by Raymarine for its existing products and applications, and that Raymarine has not and will not compromise any of its right, title and interest in and to such Intellectual Property in connection with the development and manufacturing of the Products or the Services or in the operation of this Agreement. Accordingly, all Intellectual Property, including, without limitation, all inventions, discoveries, processes, products, formulae, plans, specifications, patents, trademarks, copyrights, applications, materials, trade secrets, computer data, drawings, tracings, prints, information, and designs, all software code (including all source codes and algorithms), software documentation and any improvements, modifications or enhancements thereto (collectively, the “Intellectual Property Rights”), previously, now or hereafter, in Raymarine products or developed by or otherwise belonging to Raymarine or its affiliates, and including without limitation, any Intellectual Property Rights invented or developed to permit or improve the use of the Products in conjunction with Raymarine products, shall be considered proprietary information of and remain the sole property of Raymarine (“Raymarine Intellectual Property”). No right or license is or will be granted by Raymarine to RK to use any Raymarine Intellectual Property for any reason unless there is a written license specifying such rights of use signed by an authorized officer of Raymarine. For the avoidance of doubt, to the extent any Raymarine Intellectual Property becomes incorporated into the Products or Services, including without limitation (i) any hardware and/or software applications of Raymarine that may facilitate communication between the Products and any other Raymarine and/or third party products or systems and/or (ii) trade names, design, logos, branding and trademarks of Raymarine, such Raymarine Intellectual Property will remain the sole and exclusive property of Raymarine and RK shall have no right or license whatsoever to market any products or services containing any Raymarine Intellectual Property without a written license specifying such rights signed by an authorized officer of Raymarine. RK agrees not to use any Raymarine Intellectual Property in the Products without Raymarine’s prior written consent and license. Upon request, RK agrees to promptly execute any documents or instruments Raymarine requests in order to confirm Raymarine’s sole ownership in and to any Raymarine Intellectual Property.
          (b) Ownership of RK Intellectual Property. Raymarine acknowledges and agrees that RK may be utilizing certain Intellectual Property Rights developed and currently used by RK and that RK will not compromise any of its right, title and interest in and to such Intellectual Property Rights in connection with the development and manufacturing of the Products or in the operation of this Agreement. Accordingly, all Intellectual Property Rights previously, now or hereafter developed by or otherwise belonging to RK, including any Intellectual Property Rights invented or developed solely by RK (and containing no Raymarine Intellectual Property) in connection with the development of the Products and/or during the term of this Agreement, shall be considered proprietary information of and remain the property of RK (“RK Intellectual Property”). For the avoidance of doubt, the Parties agree that RK shall retain all rights, title and interests in and to (i) the GEO Mobile Router including, without limitation, the design, all software (including all source codes), content; software documentation, compilations of data and data structures deliverables, development tasks, Product Specifications, source code, data base design, documents, analyses, and data developed by RK prior to the Effective Date of this Agreement; and (ii) any improvements, modifications or

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enhancements to the GEO Mobile Router made solely by RK without any Raymarine Intellectual Property during the Term of this Agreement.
          (c) If during the Term of the Agreement, the parties jointly develop any Intellectual Property Rights, then such Intellectual Property Rights (to the extent, and only to the extent not containing any RK Intellectual Property or any Raymarine Intellectual Property) shall be jointly owned, and each party shall have the right to use, develop, license and transfer such Intellectual Property Rights, subject to the exclusivity provisions in this Agreement.
     SECTION 3.05. License.
          (a) License and Appointment. As of the Effective Date and for the Term of this Agreement, RK grants to Raymarine an exclusive, global right, appointment and license (the “License” to market, offer, sell, brand and distribute the Products and Services (as defined in Exhibit A) in and to the Marine Markets as RK’s exclusive global distributor and dealer of the Products and Services in the Marine Markets. Raymarine hereby accepts such appointment and License.
          (b) Exclusivity Covenants (RK). During the Term of the Agreement, RK shall not (i) appoint any other distributors, representative or agents of any kind, that RK knows or has reason to believe intend to directly or indirectly market, offer, sell or distribute the Products or Services in or to Marine Markets; (ii) grant a license or otherwise transfer rights in its Intellectual Property to another Person that RK knows or has reason to believe intends to directly or indirectly market, offer, sell or distribute the Products in or to the Marine Markets; (iii) market, offer, sell or distribute the Products or the Services in or to the Marine Markets, either directly or indirectly through any other Person or under any other brand; (iv) license, assign, or transfer the Services to any Person other than Raymarine without Raymarine’s written consent; or (v) repackage the GEO Mobile Platform under another brand and offer, market, sell or distribute in or to the Marine Markets.
     SECTION 3.06. Licensing Fee. In consideration for the grant of the License to it by RK, and subject to the terms and conditions set forth herein, Raymarine will pay RK a one-time fee of US $250,000 (the “Licensing Fee”), which shall be due and payable in installments as follows:
          (a) $62,500 on the Effective Date.
          (b) $62,500 upon achieving Milestone 2 as set forth in “Appendix H”.
          (c) $62,500 upon achieving Milestone 3 as set forth in “Appendix H”.
          (d) $62,500 upon achieving Milestone 4 as set forth in “Appendix H”.
     For the purposes of this Section 3.06, the determination of whether the applicable Milestone has been achieved shall be in accordance with the Testing and Approval Provisions.
     SECTION 3.07. Territories. RK shall provide service coverage under the terms of this Agreement in two initial geographic territories as described in “Appendix I” (collectively, the “Territories”). Additional service coverage may be provided in additional Territories in accordance with “Appendix I”.
     SECTION 3.08. Outroute Development Contribution. Subject to the limitations and caps set forth in this Section 3.08, Raymarine agrees to pay RK, on a quarterly basis, commencing on the initial purchase by RK of Outroute Space Segments intended for resale to consumer/commercial customers an amount equal to 50% of the direct costs incurred each quarter thereafter by RK for the Outroute Space Segment (collectively, the “Outroute Development Fees”); provided, however, that
          (a) the total aggregate amount of Outroute Development Fees due from and payable by Raymarine shall in no event exceed $25,000 in the aggregate (the “Maximum Outroute Contribution”);
          (b) Raymarine shall not be required to remit or pay any additional Outroute Development Fees once the number of activated GEO Mobile Units reaches five hundred (500), regardless of whether the Maximum Outroute Contribution has been paid by Raymarine at such time;
          (c) [******]; and
          (d) RK shall invoice Raymarine monthly for all Outroute Development Fees incurred during the prior month, with an initial due date of the second day of the month following the commercial launch of the GEO Mobile Service.

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     SECTION 3.09. Software, Hardware, Manufacturing, and Services Escrow. The Parties acknowledge and agree that it is critical that Raymarine have continued and uninterrupted access to the proprietary technology of RK as it relates to the development of the Products, and the operation of the Communications Services, in order for Raymarine to provide continued support of the Products and Communications Services should RK be unable to do so for any reason. Accordingly, the Parties will, in conjunction with this Agreement, and not later than January 31, 2007 (or such later date as may be agreed upon by the Parties), enter into a Software, Hardware, Manufacturing and Services Escrow Agreement in a form that is mutually satisfactory to both Parties and to the chosen escrow service provider (the “Escrow Agreement”). Upon execution and delivery of the Escrow Agreement by all applicable parties, the Escrow Agreement shall constitute “Appendix C” of this Agreement.
ARTICLE IV
MANUFACTURING AND DELIVERY
     SECTION 4.01. Contract Manufacturer. During the Term of this Agreement, RK shall manufacture and test the Products (or cause the Products to be manufactured and tested) in accordance with the Manufacturing Specifications. During this time, RK will maintain manufacturing records in accordance with best industry standards. All Inventory and equipment required in connection with such manufacture and testing will be acquired or supplied by RK pursuant to the Manufacturing Specifications. RK shall be responsible for the identification, evaluation, selection and performance of any outsourced third party manufacturer, engaged or used by RK in connection with Product manufacturing and testing. Within thirty (30) days of the Effective Date of this Agreement, RK shall present Raymarine with a minimum three (3) third party manufacturers that have been approved by RK for this purpose. Raymarine shall review and audit such proposed third party manufacturers and shall, within (30) days from date of such initial submission by RK, either confirm one such third party manufacturer, or advise RK in writing that Raymarine has not confirmed any such proposed third party manufacturer, in which case, RK shall propose such additional third party manufacturers to Raymarine until Raymarine so confirms and approves one (hereinafter, the “Contract Manufacturer”). RK shall be solely responsible for the Contract Manufacturer’s performance. Following such appointment, RK may replace the Contract Manufacturer, but only with the prior written consent of Raymarine, which consent shall not be unreasonably withheld.
     SECTION 4.02. Delivery.
          (a) All Products shall be delivered in accordance with an applicable Purchase Order. Delivery of Products to Raymarine’s nominated distribution points shall be F.O.B. destination, shipped via Raymarine’s choice of transportation at no cost to RK. Title to all Products shall pass to Raymarine upon delivery to a common carrier. RK shall deliver all Products on or before the mutually agreed upon date set forth in the Purchase Order. RK shall assist Raymarine in arranging any desired shipping and insurance (in amounts that Raymarine shall determine). All costs of shipping, insurance and freight and customs, duties, taxes and other expenses relating to such transportation and delivery shall be at Raymarine’s expense. If circumstances arise that prevent RK from timely delivery of Products, RK shall immediately notify Raymarine of the nature of the problem, the methods taken to overcome the problem and the estimated time of delay. It is critical to Raymarine that delivery timeframes are adhered to. If RK fails (or notifies Raymarine that it anticipates failing) to arrange for delivery of the Products in the timeframe set forth in the applicable Purchase Order (other than due to an event of Force Majeure), then, without limit to any other remedy which Raymarine might have, Raymarine may:
               (i) reschedule delivery dates for such Products by given written notice of such rescheduling to RK;
               (ii) at no cost to Raymarine, require the RK to arrange for the Products to be delivered within (or as close as possible to) the original timeframe using an alternative mode of transport; or
               (iii) at no cost to Raymarine, return the Products to RK.
          (b) If at any time Raymarine requests delay in delivery of any shipment against a Purchase Order and, RK agrees to the request, RK may store the Products upon completion of manufacture and charge to Raymarine an agreed per pallet cost. However, if such delay is less than one month no charges shall apply. If, as a result of RK’s own circumstances, expedited delivery is required, RK is responsible for all costs associated with such expedited services.
     SECTION 4.03. Finished Goods Inventory. Should Raymarine choose to establish a finished goods inventory at RK, all Products destined for such finished goods inventory shall be invoiced to Raymarine upon delivery. Any storage charges for Product remaining in such finished goods inventory over thirty (30) days will be established on a mutually agreement in writing by the Parties.

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     SECTION 4.04. Acceptance. Notwithstanding any prior inspection or payment by Raymarine, Raymarine may reject any portion of any shipment of Products that do not conform to the Manufacturing Specifications as determined solely by Raymarine following quality control tests and/or inspection. Any Products rejected by Raymarine shall be returned to RK, at RK’s expense, provided that (a) Raymarine obtains a Return Material Authorization (“RMA”) from RK prior to returning the Products; (ii) the Products are shipped back to RK within sixty (60) calendar days of the date the Product was delivered to Raymarine; and (iii) any inspection report or failure analysis conducted by Raymarine in connection with such rejected Product accompanies the returned Product or is otherwise provided to RK. In each case, RK shall provide Raymarine with a RMA promptly upon request. At RK’s option and expense, any returned Products shall be repaired or replaced by RK within ten (10) business days of receipt by RK of such returned Products.
     SECTION 4.05. Engineering Changes/Obsolescence.
          (a) Engineering Changes. No changes or alterations shall be made to the design, form, fit, function of any Product or any of the Manufacturing Specifications without first complying with this Section 4.06.
               (i) RK or Raymarine shall first request changes or alterations to the design, form, fit, function of a Product or any of the Manufacturing Specifications by providing written notice to the other Party of such proposed changes or alterations. Within ten (10) business days of receipt of such notice from the Party requesting the changes or alterations, the Party receiving such notice shall provide an initial response about the acceptability of such changes or alterations to the requesting party. Raymarine, in its sole discretion, may require that an “Engineering Change Request” for the proposed change or alteration, by requesting the same either in the notice or in the response, as applicable.
               (ii) In the event that Raymarine does not require an Engineering Change Request for a proposed change or alteration, and the Parties agree upon such requested change or alteration, such change or alteration shall be promptly implemented by RK provided that the parties evidence their agreement in a writing signed by both Parties.
               (iii) In the event that Raymarine provides or requires RK to provide an Engineering Change Request for a proposed change or alteration, for each such Engineering Change Request, RK shall provide an Engineering Change Analysis to Raymarine within five (5) business days of the date of any Engineering Change Request, if such proposed changes or alterations may affect the per-unit price and/or delivery of a Product (including the cost of any special components made obsolete, the cost of reworking existing Products still in RK’s possession and also any cost reductions). In the event the parties agree upon the requested change or alteration and the appropriate adjustment, such change or alteration shall be implemented provided that the parties evidence their agreement in an “Engineering Change Order.” No Engineering Change Requests will be binding on either Party until expressly accepted by the issuance and acceptance of an Engineering Change Order.
               (iv) The implementation of any change or alteration in the Manufacturing Specifications or the design, form, fit or function of a Product pursuant to an Engineering Change Order shall be at the sole expense of the Party requesting such change or alteration; provided, however, that if such request is made by one Party as a result of the other Party’s non-conformance with the design, form, fit, function or Manufacturing Specifications of the Product, the cost of the alteration requested in such Engineering Change Order shall be borne by the Party at fault. For clarification, if such non-conformance is the fault of the Contract Manufacturer, such fault shall be deemed to be the fault of RK for the purposes of this Section 4.05(a)(iv). If components affected by an Engineering Change Order are already assembled into a Product, RK will, at the expense of the Party who is at fault for the requested Engineering Change Order, rework the assemblies to meet the Engineering Change Order changes.
          (b) No Obsolescence Responsibility. Raymarine shall have no responsibility or liability for issues associated in any way with component obsolescence for the Products, [******] or other non-Raymarine components. Any related notification, rework, or retesting for the GEO Mobile Platform and the management of its processes shall be the responsibility of RK.
     SECTION 4.06. Price.
          (a) Generally. The price for each Product shall be the written quote to Raymarine based on the Forecast submitted by Raymarine to RK. RK shall charge Raymarine not more than RK’s actual cost as a straight pass through for the Products from the Contract Manufacturer.
          (b) Price Amendments. Only a Raymarine commodity buyer or procurement manager may make or agree amendments to a Purchase Order or any other type of commitment(s) and expenditure on behalf of Raymarine. Raymarine is not responsible for any expenditure made without authorization and without express prior agreement in writing.

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          (c) Bill of Materials. RK shall use best efforts to reduce the Bill of Materials once the price for the Product has been set. RK shall share equally with Raymarine in any reduction made to the Bill of Materials. As part of this cost reduction effort, RK shall meet with the Contract Manufacturer on a quarterly basis to discuss ways to reduce manufacturing costs. Additionally, RK shall meet quarterly with its internal engineering staff in order to discuss opportunities to design out additional cost in the future. Any such change in cost (after the initial price for the Product has been set) shall be documented in an Engineering Change Order approved by the Parties.
     SECTION 4.07. Purchase Orders. During the Term of this Agreement, Raymarine shall provide RK with written orders to be delivered at a specific time and price, (the “Purchase Order”). RK’s undertaking of performance pursuant to a Purchase Order shall be deemed to signify RK’s acceptance of such Purchase Order. Once accepted by RK, each Purchase Order shall be binding on Raymarine, shall be non-cancelable and shall be governed by the terms and conditions of this Agreement, irrespective of any conflicting, contrary or additional terms which may be set forth in such Purchase Order.
     SECTION 4.08. Non-Recurring Engineering Cost. In order to manufacture the GEO Mobile Router, RK will from time to time incur a certain “Non-Recurring Engineering Costs” which include but are not limited to injection mold tooling costs, bed of nails fixture costs, printed circuit board setup charges, production test set programming charges, pick and place programming charges, solder paste stencil costs, and other production tooling and setup charges. Raymarine agrees to reimburse RK for up to $225,000 of Non-Recurring Engineering Costs (collectively, the “Raymarine NRE Cost Obligation”). The Raymarine NRE Cost Obligation shall be billed to Raymarine at RK’s actual cost and in no event shall any portion of the Raymarine NRE Cost Obligation be due or payable before January 2, 2008.
     SECTION 4.09. Forecasts. In order to obtain best pricing and permit the Contract Manufacturer to schedule Inventory procurement, Raymarine shall provide RK with a non-binding 12 month forecast which gives approximate order and release dates as well as expected volume for such releases for such 12 month period (the “Forecast”).
     SECTION 4.10. Schedule Changes. Raymarine may change all or any portions of the scheduled delivery set forth in the Forecast, upon written notification to RK, subject to the following terms:
          (a) From thirty-one (31) to sixty (60) calendar days prior to the scheduled delivery date, Raymarine may reschedule not more than fifty percent (50%) of the proposed shipment to be shipped up to thirty (30) calendar days from the original scheduled delivery date (the “Rescheduled Date”). The balance of the shipment must be shipped within thirty (30) days of the Rescheduled Date.
          (b) From sixty-one (61) to ninety (90) calendar days prior to the scheduled delivery date, Raymarine may reschedule up to one hundred percent (100%) of the proposed shipment to be shipped up to sixty (60) calendar days from the original scheduled delivery date.
          (c) In the event that Raymarine desires to increase quantities of Products scheduled for delivery beyond thirty (30) calendar days of the scheduled delivery date, RK will use commercially reasonable best efforts to accommodate the desired increases.
     SECTION 4.11. Minimum Order Quantity Inventory. RK and Raymarine shall initially agree upon and maintain an approved listing of Inventory that is procurable only in minimum quantities that exceed the quantities required for the Raymarine Forecast as initially established and may be modified in writing from time to time by the Parties in accordance with this Agreement. The Parties shall review this listing from time to time, and at least on a quarterly basis.
     SECTION 4.12. Long Lead Time Inventory. RK and Raymarine shall initially agree upon and maintain an approved listing of Inventory, which requires a longer time to procure than the time from Purchase Order acceptance to production start time (“Long Lead Time Inventory”). The Parties shall review the listing of Long Lead Time Inventory, at least, on a quarterly basis and make changes as mutually agreed upon.
     SECTION 4.13. Raymarine Property. All tooling and/or equipment supplied by Raymarine (“Raymarine Property”) or developed or procured by RK pursuant to this Agreement shall remain the property of Raymarine and shall (i) be clearly marked or tagged as the property of Raymarine, (ii) be and remain personal property, and not become a fixture to any real property, (iii) be subject to inspection by Raymarine at any time, (iv) be used only in filling purchase orders from Raymarine, (v) be kept free by RK of liens and encumbrances, (vi) not be modified in any manner by RK without the prior written approval of Raymarine and (vii) be maintained by RK. Raymarine shall retain all rights, title and interest in the Raymarine Property and RK agrees to treat and maintain the Raymarine Property with the same degree of care as RK uses with respect to its own valuable equipment. Raymarine shall determine the manner and procedure for returning the Raymarine Property, and shall pay the corresponding freight costs. RK waives any legal or equitable right it may have to withhold or set off against any Raymarine

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Property, and RK agrees to execute all documents, or instruments evidencing Raymarine’s ownership of the Raymarine Property as Raymarine may from time to time reasonably requested. Raymarine Property shall be kept at RK’s risk and insured by RK in amounts equal to its full insurable replacement value at RK’s cost with loss payable to Raymarine. RK shall furnish to Raymarine certificates or memoranda of the insurance required by this paragraph and renewals thereof promptly upon request.
     SECTION 4.14. Production.
          (a) RK shall, and RK shall require the Contract Manufacturer to, operate in accordance with requirements of the Quality Plan or agreed equivalent (the “Quality Plan”) provided by RK to Raymarine in writing prior to Approval to Manufacture Sign Off. RK will ensure that the Contract Manufacturer complies with the Quality Plan and with all Laws relating to the subject matter of this Agreement. RK shall immediately communicate in writing to Raymarine, any change of compliance/non-compliance by RK or Contract Manufacture to the Laws or the Quality Plan.
          (b) RK will make all reasonable efforts not to use any components with a known life expectancy. If such components are used, (i) their use must be approved in advance by Raymarine and (ii) they must be used promptly and in such a manner as will enable them to be used in the Products for at least the warranty period of the Products referred to below.
          (c) RK shall, and RK shall require the Contract Manufacturer to, apply unique serial numbers or other identifiers to each of the Products and/or its packaging in the format required by Raymarine. In such case, if any changes are made to the production of the Products (whether initiated by Raymarine or RK), which result in changes to the sequence of serial numbers, then RK will promptly, in advance, notify Raymarine of such changes. Without the prior written agreement of Raymarine, RK or Contract Manufacturer shall not change, alter or modify:
               (i) the manufacturing process for the Products; or
               (ii) the manufacturing equipment;
               (iii) the manufacturing plant and/or location; or
               (iv) the Contract Manufacturer.
     SECTION 4.15. Warranty/Remanufacture.
          (a) RK warrants that for 27 months from date of sale to Raymarine the Products will:
               (i) comply with all Manufacturing Specifications;
               (ii) be free of defects in material, workmanship or design;
               (iii) be fit for its normal purpose or any other purpose set forth in the applicable Product Specification;
               (iv) be capable of being used without causing death, injury, loss or damage;
               (v) Comply with any British or other national standard and any origin or safety marking requirements of the United Kingdom, the United States of America, the European Community and of any other country into which the Products are to be imported or delivered, set forth in the applicable Product Specification or otherwise in writing prior to full production of the Products;
               (vi) Conform to European Union Directives (i) Waste Electrical and Electronic Equipment (WEEE) (2002/96/EC), and (ii) Restriction Of use of certain Hazardous Substance in Electrical and Electronic Equipment (RoHS) (2002/95/EC), prior to the implementation or effective date of such directives or statutory requirements
          (b) Where RK’s warranty is breached by Epidemic Failure, then the terms in Section 4.16 apply.
          (c) Raymarine or its dealer may, at Raymarine’s sole option, ship back to RK (at RK’s cost) any Products that do not comply with the warranty set out in this Section 4.15.

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          (d) In addition to the indemnification obligations of RK in Section 10.01 of this Agreement, RK shall indemnify and hold Raymarine harmless for all liabilities arising out of or relating to the recall of, or corrective action to, any Product pursuant to any applicable governmental authority or end-user, to the extent arising out of a breach of RK’s warranty in this Section 4.15 or any Epidemic Failure.
     SECTION 4.16. Epidemic Failure. An Epidemic Failure means a failure equal to or more than 2% of any one month’s delivery due to a defect in a specific part or sub assembly of the Products. In the event of an Epidemic Failure arising within 27 months of the date of delivery to Raymarine or 24 months from Date of Activation, RK shall repair or replace, free of charge, Products which have become defective. RK will provide 100% of the on board labour associated with such repair for 2 years from the Date of Activation. In the event that RK is unable to repair or replace Products which have so failed within a time period reasonably specified by both Parties, Raymarine may at its option but at RK’s cost return the Products to RK in return for a full credit of the price paid by Raymarine and Raymarine may terminate any outstanding Purchase Order in respect of any of the same Products. RK shall not be responsible or liable for an Epidemic Failure in the components issued by Raymarine to RK or for any Epidemic Failure inherent from Raymarine’s Manufacturing Specification.
ARTICLE V
SERVICES
     SECTION 5.01. Services. During the Term of this Agreement, and for an additional five (5) years after the date of any expiration or termination of this Agreement, for so long as any such customer has Active Service and is in good standing, RK will provide the Services to Raymarine GEO Mobile Customers.
     SECTION 5.02. Support Services, Communication Services and Content Services.
          (a) Provision for Support Services. RK shall be solely responsible for personnel, contract services, telephone systems, computer hardware and software, and all other things required to supply the Support Services.
          (b) Provision for Communication Services. RK shall be solely responsible for procuring and managing both satellite and cellular bandwidth necessary in order to deliver the Communications Services to Raymarine GEO Mobile Customers. RK will also develop, supply, support and manage all primary and redundant satellite and cellular communications operations on a 24/7/365 basis in order to provide and maintain the quality as set forth on Appendix D.
          (c) Provision for Content Services. RK shall be solely responsible for personnel, software, hardware and all other things required to deliver Content Services set forth on Appendix G.
          (d) Service Quality Control. The Services shall be provided in a timely, professional, and workmanlike manner using sufficient numbers of RK personnel who are trained, experienced and qualified. Without limiting the foregoing, RK will provide the Services (or ensure that any third party that it contracts with shall provide the Services) at a level of quality and responsiveness acceptable at all times to Raymarine and in all cases at a level that meets or exceeds highest industry standards. The Parties agree that they shall work in good faith during the Term of this Agreement to establish a quality control program applicable to the Services.
     SECTION 5.03. Fees and Billing.
          (a) Fees. The initial Service Fees to be charged by RK to Raymarine GEO Mobile Customers for Communications Services are as set forth in “Appendix E”. Any changes to the Service Fees charged to Raymarine GEO Mobile Customers shall be at the sole discretion of Raymarine. Service Fees shall include, without limitation, all monthly recurring fees, actual airtime charges, and any applicable taxes. RK shall be solely responsible for the billing and collection of all Service Fees. Raymarine shall have no liability for the payment or collection of Service Fees, or any other fee or charge incurred by a Raymarine GEO Mobile Customer in connection with the provision any Communications Services.
          (b) [******]
     SECTION 5.04. Activation Fee: Revenue Sharing.
          (a) Activation Fee. In addition to the payment of the License Fee, Raymarine will pay to RK an additional fee of US$150.00 upon activation of each GEO Mobile Terminal (the “Activation Fee”).

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          (b) Voice and Data. Raymarine shall be entitled to payment of 10% of the amounts collected at the Base Rate by RK in connection with the provision of Voice Services to Raymarine GEO Customers and 15% of the amounts collected at the Base Rate by RK in connection with the provision of Data Services to Raymarine GEO Mobile Customers.
          (c) Where voice or data services are provided by RK to Raymarine GEO Mobile Customers at a rate greater than the Base Rate, (“Incremental Pricing”), RK and Raymarine shall divide the portion of amounts collected attributable to the Incremental Pricing equally.
          (d) In the event that the data services and/or voice services are provided by RK to Raymarine GEO Mobile Customers at a rate that is less than the per Base Rates, the Parties shall negotiate in good faith to establish a mutually satisfactory Gross Revenue sharing arrangement.
          (e) [******]
     SECTION 5.05. Costing and Pricing Reviews. Either Party may request a review of published hardware and data/voice costing and pricing models to the consumer and or revenue sharing between the Parties at anytime during the Term, should the requesting party reasonably believe that market conditions dictate such a review. The Parties also agree that at a minimum all costing and pricing programs to the consumer and between the Parties reached and enacted during the Term will be mutually reviewed every (12) months beginning December 31, 2008. Any review conducted shall be made in order to maintain flexibility and provide for the ability to adjust systems and services pricing methodologies to reflect changes in market conditions and/or competitive trends.
     SECTION 5.06. [******]
     SECTION 5.07. Accounting and Payment. Within 30 days after the close of each month, RK shall pay Raymarine Raymarine’s share of Revenue as set forth in Section 5.04 less Raymarine’s pro rata portion of any amounts billed to Raymarine GEO Mobile Customers in prior months which remain uncollected at the close of the current month plus any amounts previously deducted as uncollected and subsequently collected in the current month. RK shall supply Raymarine with detailed and summarized revenue reports on a monthly basis in connection with its revenue sharing obligations as set forth in Section 5.04. Such reports shall include, without limitation, call detail records (voice only), megabytes used per unit and customer account usage, which will include minutes and megabytes used, together with billed charges, credits and collections of such charges, (the “Accounting Report”). Each Accounting Report shall be provided to the respective party by facsimile or transmitted electronically by email.
     SECTION 5.08. Branding and Marketing.
          (a) Branding of Products. All Products (including the Raymarine STV45 and STV60 antennas) related to the function and operation of the GEO Mobile Platform, including but not limited to the GEO Mobile Routers distributed by Raymarine pursuant to the Agreement, shall be branded as Raymarine products. Additionally, Raymarine shall make commercially reasonable efforts to brand the [******]. Raymarine shall at all times use RK name, logo or other mutually agreed upon trade or service mark when referencing the GEO Mobile platform or [******] services in conjunction with the product or any literature or promotional material (the “Promotional Materials”) produced and distributed in connection therewith. For this purpose, RK hereby grants to Raymarine a non-exclusive, royalty-free license to use RK name, logo and other marks on the Products and in and Promotional Materials so long as this Agreement is in effect. RK may request to review any such Promotional Materials produced by Raymarine that use or display RK trade and/or service marks prior to such Promotional Materials being distributed. The Parties each reserve the right to change their branding requirements from time to time and shall notify the other Party within 90 days prior to any production of Promotional Materials of such change.
          (b) Branding of Services. All Services provided by RK pursuant to this Agreement, as well as all Promotional Materials produced and distributed in connection therewith, shall carry the Raymarine Marks as well as RK’s “Powered by Remote Knowledge” logo. For this purpose, Raymarine hereby grants to RK a non-exclusive, and royalty-free license to use the Raymarine Marks in any Promotional Materials produced and distributed in connection with the Services for so long as the Agreement is in effect. RK shall submit any Promotional Materials that use or display the Raymarine Marks to Raymarine for review and approval by Raymarine, prior to such Promotional Materials being distributed.
          (c) Marketing and Distribution. Raymarine shall be solely responsible for the marketing and distribution of the Products and for the marketing and sale of the Communications Services and related Content Services and shall bear all the costs associated therewith. Raymarine shall have sole discretion with respect to all marketing and distribution activities in connection with the Products and Communications Services; provided that, during the Term, Raymarine will use what it determines to be commercially reasonable efforts to market and distribute the Products and Communications Services to

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its retailers, dealers and distributors and to its OEM customers. RK agrees to use all commercially reasonable efforts to assist Raymarine in the marketing and distribution of the Products and Communications Services.
     SECTION 5.09. Training. RK shall be solely responsible for providing training to Raymarine personnel in order to facilitate Raymarine’s ability to market, sale and distribute the Products. RK’s training obligation shall be limited to an initial ten (10) training sessions in Territories I and II. Additionally, RK shall provide one (1) training session per quarter thereafter for the first year and one (1) train the trainer session every six months thereafter. A formal training plan will be developed by RK and submitted to Raymarine prior to Approval to Manufacture. RK will support OEM and/or Raymarine identified related customer opportunities for so long as Raymarine covers all related expenses.
ARTICLE VI
RECORDKEEPING AND AUDITS
     SECTION 6.01. Maintenance of Books and Records. During the Term, each Party shall maintain complete and accurate books and records in sufficient detail, in accordance with GAAP and all applicable laws, rules, ordinances and regulations, to enable verification of the performance of its respective payment obligations under this Agreement. Such records shall be maintained for a period of twelve (12) months after the end of the Term or longer if required by applicable law.
     SECTION 6.02. Audits.
          (a) Conducting Audits. In addition to any other audit or review rights each Party may have pursuant to this Agreement, either Party may demand, no more than once during any calendar year during the Term, an audit of the relevant books and records of the other Party in order to verify reports on the matters addressed in this Agreement. Upon no less than thirty (30) days’ prior written notice from the Party requesting the audit (the “Auditing Party”) to the other Party (the “Audited Party”), Audited Party shall grant reasonable access to members of a nationally recognized independent public accounting firm selected by Auditing Party to the relevant books and records of Audited Party in order to conduct a review or audit thereof. Such access shall be permitted during normal business hours. The accounting firm shall report its conclusions and calculations to both Parties; provided, that in no event shall the accounting firm disclose any information of Audited Party except to the extent necessary to verify Audited Party’s reporting and other compliance with the terms of this Agreement and, at the request of Audited Party, Auditing Party will instruct such accounting firm to, and the accounting firm will, execute appropriate non-disclosure agreements before Audited Party is required to provide access to any of its accounting records. Auditing Party shall bear the full cost of the performance of any such audit.
          (b) Costs. If as a result of any audit of the books and records of Audited Party it is shown that Audited Party’s payments to Auditing Party under this Agreement with respect to the period of time audited were less than the amount which should have been paid to Auditing Party pursuant to this Agreement, then Auditing Party shall pay to Audited Party the amount of such shortfall within thirty (30) days after the Auditing Party’s demand therefore. If as a result of any audit of the books and records of Audited Party it is shown that Audited Party’s payments to Auditing Party under this Agreement with respect to the period of time audited were more than the amount which should have been paid to Auditing Party pursuant to this Agreement, then Auditing Party shall pay to Audited Party the amount of such overpayment within thirty (30) days after Audited Party’s demand therefore.
ARTICLE VII
CONFIDENTIAL INFORMATION
     SECTION 7.01. Definition. “Confidential Information”, as used in this Agreement, means any and all technical and non-technical information (whether written or oral or otherwise in tangible or intangible form) that is transmitted or otherwise provided by or on behalf of a Party either before, on or after the Effective and that may be reasonably understood from notices or legends, the nature of such information itself or the circumstances of such information’s disclosure to be confidential or proprietary to such Party. “Confidential Information” includes, but is not limited to, patents, copyrights, trade secrets, information related to or underlying such intellectual property rights and other proprietary information, techniques, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, formulae, financial information, procurement requirements, purchasing and manufacturing information, customer lists, business forecasts and sales, marketing and merchandising plans, business plans, financial forecasts, Project details (whether written or unwritten) and information and sales and detail reports delivered pursuant to this Agreement.
     SECTION 7.02. Exceptions. For the purposes of this Agreement, Confidential Information shall not include information that (a) was in or becomes a part of the public domain at or subsequent to the time such information or portion thereof was communicated to the Receiving Party (as defined below) or its Representatives (as defined below) by such Disclosing Party (as defined below) or its Representatives through no improper action or inaction of such Receiving Party or such

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Receiving Party’s Representatives, (b) was in such Receiving Party’s or its Representatives’ possession free of any obligation of confidence at or subsequent to the time such Confidential Information or portion thereof was communicated to such Receiving Party or its Representatives by such Disclosing Party or its Representatives, or (c) was developed by such Receiving Party or its Representatives independently of and without reference to any information communicated to such Receiving Party or its Representatives by such Disclosing Party or its Representatives. For purposes of clause (a) of the foregoing sentence, “public domain” means information that is reasonably accessible to the public in a written publication, and shall not include information that is only available through research of published literature or information the substance of which must be pieced together with substantial effort from a number of different publications and sources.
     SECTION 7.03. Non-Disclosure. Each Party that receives Confidential Information from the other Party (the “Receiving Party”) understands that the other Party (the “Disclosing Party”) and/or its respective shareholders, directors, officers, employees, Affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, “Representatives”) have disclosed or may disclose Confidential Information to the Receiving Party and its respective Representatives. Neither Party, in its respective capacity as Receiving Party shall use the Disclosing Party’s Confidential Information for any purpose other than to exercise or perform its rights or obligations under this Agreement. A Receiving Party shall not copy or otherwise reproduce a Disclosing Party’s Confidential Information, or disclose, disseminate or otherwise communicate, in whole or in part, a Disclosing Party’s Confidential Information to any third party, without the prior written consent of the Disclosing Party. A Receiving Party further shall safeguard a Disclosing Party’s Confidential Information from disclosure and, at minimum, use efforts commensurate with those that the Receiving Party employs for protecting the confidentiality of its own Confidential Information which it does not desire to disclose or disseminate, but in no event with less than reasonable care. Immediately upon the demand of the Disclosing Party, a Receiving Party shall return Disclosing Party’s Confidential Information (and any and all permitted copies thereof) to the Disclosing Party. A Receiving Party may disclose Confidential Information of a Disclosing Party if required by any judicial or governmental request, requirement or order; provided that the Receiving Party will promptly notify the Disclosing Party of such request and cooperate with the Disclosing Party in its efforts to contest such request, requirement or order or to obtain confidential treatment of such Confidential Information. Each Party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its Representatives in violation of the terms of this Agreement.
     SECTION 7.04. Announcements. Neither Party shall make any public announcement regarding this Agreement nor the relationship contemplated thereby, without the prior written consent of the other Party.
     SECTION 7.05. Survival. The obligations set forth in this Article XI shall survive the termination or expiration of this Agreement and for a period of five (5) years thereafter.
ARTICLE VIII
TERM; TERMINATION
     SECTION 8.01. Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue for a period of five (5) years from the Effective Date, unless otherwise terminated earlier pursuant to this Article VIII. The Parties may, upon mutual written agreement, agree to extend the Initial Term for additional two (2) year terms on an bi-annual basis (each an “Extension”). For the purposes of this Agreement, the Initial Term and all Extensions shall be collectively referred to as the “Term”.
     SECTION 8.02. Special Termination Events. Either Party may terminate this Agreement immediately, without notice to the other Party, upon the occurrence of any of the following events: (a) the other Party becomes the subject of a bankruptcy petition filed in a court in any jurisdiction, whether voluntary or involuntary (which petition, if involuntary, is not dismissed within 90 days of such filing), (b) a receiver or a trustee is appointed for all or a substantial portion of the other Party’s assets or (c) the other Party makes an assignment for the benefit of its creditors.
     SECTION 8.03. Termination for Breach. Either Party may terminate this Agreement by giving written notice of such termination to the other Party (the “Defaulting Party”) in the event that the Defaulting Party breaches or fails to perform any material covenant or obligation contained in this Agreement (including, without limitation, failure by RK to achieve Approval to Ship Sign Off (which shall not be unreasonably withheld) prior to May 23, 2008), or any representation or warranty made by the Defaulting Party under this Agreement ceases to be true and correct in all material respects and such breach, failure or cessation continues uncured for a period of 60 days after the Defaulting Party receives notice thereof from the non-Defaulting Party. In the event that Raymarine terminates this Agreement pursuant to this Section 8.03, and where RK is the Defaulting Party, RK shall return to Raymarine, within 30 days of the date of such termination, the whole amount of the fees paid by Raymarine to RK pursuant to Section 3.06 (or such portion thereof that has been paid by Raymarine as of such termination date).

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     SECTION 8.04. Other Termination Events. In addition to any other right of termination granted to Raymarine hereunder, Raymarine may, at its option, terminate this Agreement upon thirty (30) days written notice to RK in the event that:
          (a) [******]
          (b) [******]
     SECTION 8.05. Effect of Termination. Upon termination or expiration of this Agreement for any reason, all of the obligations of the Parties hereunder shall cease, except that:
          (a) The Parties’ respective obligations and duties set forth in Articles VI, VII, X and XI shall remain in effect as set forth therein;
          (b) The termination or expiration of this Agreement shall not release or operate to discharge either Party from any liability or obligation that may have accrued prior to such termination or expiration. Any termination of this Agreement as provided herein shall not be an exclusive remedy but shall be in addition to any remedies whatsoever that may be available to the terminating Party; and
          (c) Notwithstanding the giving of any notice of termination pursuant to this Article VIII, each Party shall continue to fulfill its obligations under this Agreement at all times until the effective date of any such termination.
          (d) Notwithstanding the foregoing, RK shall continue to fulfill, subject to the terms of this Agreement, all Purchase Orders and Engineering Change Orders accepted by it prior to the effective date of termination.
          (e) Each Party shall continue to fulfill its obligations to all Customer Service Agreements at all times until expiration of such Customer Service Agreement.
          (f) RK shall continue to make all payments to Raymarine for all Customer Service Agreements existing at the time of termination for so long as such Customer Service Agreements are active and in good standing. All payments by RK to Raymarine shall cease upon termination of such existing Customer Service Agreements.
          (g) Upon effective date of termination, Raymarine shall cease to sell, market or distribute the Products, Communications Services or related Content Services.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES
     SECTION 9.01. Representations and Warranties of the Parties. Each Party hereby represents and warrants to the other Party that:
          (a) It is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. It has the power and authority and all governmental licenses, authorizations, consents and approvals to perform its obligations under this Agreement. It is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification.
          (b) The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action, and does not and will not contravene the terms of its organizational documents, conflict with, or result in any breach or contravention of, any contractual obligation to which it is a party or any order, injunction, writ or decree of any governmental authority to which it or its property is subject or violate any requirement of law.
          (c) This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

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ARTICLE X
INDEMNIFICATION; LIMITATION ON LIABILITY; INSURANCE
     SECTION 10.01. Indemnification by RK. RK shall defend, indemnify and hold Raymarine and its Affiliates, and their respective officers, directors, employees, successors and assigns, harmless from and against any and all claims, liabilities, losses, costs, actions, suits, damages and expenses, including reasonable attorneys’ fees and court costs (collectively, “Damages”), arising out of: (i) any breach by RK of any representation, warranty or covenant contained in this Agreement; and (ii) any claims by third parties or other liabilities relating to the performance or nonperformance of RK’ obligations under this Agreement; provided, however, that RK shall not be required to indemnify Raymarine with respect to any Damages hereunder to the extent (but only to the extent) the same is caused by any negligent act or omission or intentional misconduct by Raymarine or any of its Affiliates or is otherwise covered by Raymarine’s indemnification obligation in Section 10.02. RK represents that it has no knowledge of any threat or allegation that its GEO Mobile technology infringes or may infringe the intellectual property rights of any third party. RK will indemnify Raymarine against any claim, liability, and expense, including reasonable attorneys’ fees, arising out of and associated with a final judgment of infringement by Raymarine of any third party patents that results from Raymarine’s licensed use of RK’s GEO Mobile technology, provided that such indemnity is subject to the following conditions (“Patent Indemnity”):
          (a) Patent Indemnity applies only to the infringement claims brought against Raymarine for patents that were filed on or before the Effective Date;
          (b) RK’s obligations under the Patent Indemnity do not apply to the extent that the patent infringement by Raymarine is attributable to Raymarine’s use of derivative works;
          (c) RK’s aggregate liability in connection with the Patent Indemnity is limited to the infringement-related damages incurred by Raymarine solely in connection with Raymarine’s use of the GEO Mobile technology in supporting RK’s or a RK Subsidiary’s operations, and does not extend to Raymarine’s use of the GEO Mobile technology in providing services to others.
          (d) RK’s maximum aggregate liability in connection with the Patent Indemnity shall not exceed Ten Million Dollars ($10,000,000); and
          (e) In the event a claim that Raymarine’s use of the GEO Mobile technology infringes a third party’s patent commences in any court against Raymarine during the period of RK’s obligations under the Patent Indemnity, or RK has reason to believe such a claim may be asserted, RK may replace or arrange to modify the GEO Mobile technology to make it non-infringing, or RK may procure at its expense a license for Raymarine to use the rights allegedly infringed.
          (f) RK shall be required to participate in Raymarine’s defense of any patent infringement-related claim against Raymarine in which the Patent Indemnity applies, and to employ counsel at RK’s expense to assist in the handling of such claims. Raymarine shall cooperate with RK in taking any reasonable actions that would minimize RK’s liability associated with the Patent Indemnity (e.g., participation in settlement negotiations, etc.). Raymarine will not compromise or settle any patent infringement-related claims in which the Patent Indemnity applies without the prior written consent of RK.
          (g) Raymarine shall promptly notify RK in writing of any actual or potential patent infringement claims that arise or may be reasonably expected to arise in connection with Raymarine’s use of the GEO Mobile technology.
     SECTION 10.02. Indemnification by Rayrnarine. Raymarine shall defend, indemnify and hold RK and its Affiliates, and their respective officers, directors, employees, successors and assigns, harmless from and against any and all Damages to the extent (but only to the extent) arising out of: (i) any breach by Raymarine of any representation, warranty or covenant contained in this Agreement; and (ii) any claims by third parties or other liabilities relating to the performance or nonperformance of Raymarine’s obligations under this Agreement; provided, however, that Raymarine shall not be required to indemnify RK with respect to any Damages hereunder to the extent the same is caused by any negligent act or omission or intentional misconduct by RK or any of its Affiliates or is otherwise covered by RK’s indemnification obligation in Section 10.02.
     SECTION 10.03. Claims Procedures. A Party (the “Indemnitee”) which intends to claim indemnification under this Article XI shall notify the other Party (the “Indemnitor”) within a reasonable time in writing of any action, claim or liability in respect of which the Indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the Indemnitor shall not release the indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not prejudiced thereby. The Indemnitor shall have the right, by written notice to the Indemnitee, to assume the defense of any such action or claim within the fifteen (15) day period by providing such notice within 15 days after the Indemnitor’s receipt of notice

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of any action or claim with counsel of the Indemnitor’s choice and at the sole cost of the Indemnitor. If the Indemnitor does not so assume the defense of such claim, the Indemnitee may assume such defense with counsel of its choice and at the sole cost of the Indemnitor. If the Indemnitor so assumes such defense, the Indemnitee may participate therein through counsel of its choice, but at the sole cost of the Indemnitee. The Party not assuming the defense of any such claim shall render all reasonable assistance to the Party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall paid be for by the Party determined ultimately liable. No such claim shall be settled other than by the Party defending the same, and then only with the consent of the other Party which shall not be unreasonably withheld; provided that the Indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the Indemnitee any liability or obligation which cannot be assumed and performed in full by the Indemnitor, and the Indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the Indemnitor or its insurer.
     SECTION 10.04. Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, AND EXCEPT FOR INDEMNIFICATION CLAIMS BY THIRD PARTIES, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY, WHETHER FORESEEABLE OR NOT AND WHETHER BASED ON NEGLIGENCE OR OTHERWISE.
     SECTION 10.05. Survival. This Article X shall survive the expiration or earlier termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.01. Notices/Program Manager.
          (a) Notices. All notices and other communications hereunder shall be in writing, shall be deemed given when delivered personally or when telecopied (with confirmation of the transmission received by the sender), one Business Day after being delivered to a nationally recognized overnight courier (with next day delivery specified) or three Business Days after sending by certified or registered U.S. mail, return receipt requested, with first class postage prepaid, to the Parties at the addresses set forth below (or at such other address for a Party as shall be specified by like notice). Notices sent by e-mail or any other electronic means not expressly permitted hereunder shall not be effective for any purposes of this Agreement.

if to RK, to:	if to Raymarine, to:
Remote Knowledge, Inc.	Raymarine, plc
3657 Briarpark Drive.	Quay Point
Houston, TX 77042	North Arbour Road
Facsimile No. (281)599-0165	Portsmouth, Hampshire P06 3TD
Attention: Mark Van Eman	United Kingdom
Title: Senior VP of Operations	Facsimile +44 (0) 23 9269 4642
Attention: Sanjiv Takyar
Title: OEM Project Manager
          (b) Project Manager. Each party shall assign a primary point of contact to manage its interaction with the other party in connection with this Agreement. Such point of contact shall use best efforts to regularly update the other Party on the status and schedule of design and manufacturing efforts and obligations and such other matters as the other Party may reasonably request. As of the Effective Date, the Project Managers for Raymarine and RK are as follows:

Raymarine:	Sanjiv Takyar

RK:	Mark Van Eman
     SECTION 11.02. Independent Contractors. Each Party is an independent contractor of the other Party. Neither Party is a partner, franchisee, or employee of the other Party for any purpose whatsoever. Each Party shall pay all of its costs and expenses under this Agreement and shall be solely responsible for the acts and expenses of its own agents, consultants, representatives and employees.
     SECTION 11.03. No Third Party Beneficiaries. None of the provisions of this Agreement shall create any third party beneficiary rights in any third party. The provisions of this Agreement are solely for the benefit of RK and Raymarine, and neither RK nor Raymarine intends to benefit any third party or give any third party any right or benefit under or any right to enforce any provisions of this Agreement.
     SECTION 11.04. Choice of Law; Consent to Jurisdiction.

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          (a) Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of New York, United States of America; provided that no Party shall be prevented by the provisions of this Section 11.04(a) or the provisions if Section 11. 04(b), from enforcing and exercising its intellectual property rights against third parties in other appropriate jurisdictions. NONE OF THE OBLIGATIONS OF THIS AGREEMENT WILL BE GOVERNED BY THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.
          (b) Consent to Jurisdiction. RK and Raymarine agree that all actions relating to this Agreement shall be brought in the United States District Court for the Southern District of New York, United States of America; provided, however, that if the action or proceeding cannot be brought in such District Court or if it is determined by a judge sitting in such District Court that such court is not the appropriate forum for the action or proceeding, then the action or proceeding shall be brought in the State of New York state court. RK and Raymarine hereby each expressly and irrevocably assent and submit to the personal jurisdiction of any such court in any such action or proceeding. RK and Raymarine each further irrevocably consent to the service of summons, notice, or other process relating to any such action or proceeding by delivery thereof by hand or by mail in the manner provided for in Section 11.01 of this Agreement and consent that it may be served with any process or paper by registered mail or by personal service within or without the State of New York, as the case may be, in accordance with applicable law. RK and Raymarine each waive any objection, claim or defense which it may have at any time to the laying of venue of any such action or proceeding in any such court; irrevocably waive any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum; and further, irrevocably waive the right to object, with respect to any such action or proceeding brought in any such court, that such court does not have jurisdiction over such party.
          (c) Waiver of Trial by Jury. RK AND RAYMARINE EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTIES IN CONNECTION HEREWITH.
     SECTION 11.05. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
     SECTION 11.06. No Waiver. No failure or delay on the part of any Party in exercising any right, power or privilege hereunder and no course of dealing between or among the Parties shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Party to any other or further action in any circumstances without notice or demand.
     SECTION 11.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.
     SECTION 11.08. Amendment. Neither this Agreement nor any of the terms hereof may be amended, supplemented, waived or modified except by an instrument in writing signed by the Party against which the enforcement of such amendment, supplement, waiver or modification shall be sought.
     SECTION 11.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by RK or Raymarine (whether by operation of law or otherwise) without the prior written consent of the other Party and any purported assignment without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.
     SECTION 11.10. Compliance with Laws. RK and Raymarine will at all times comply with all relevant laws and regulations applicable to the design of the Products and the provision of the Communications Services including, without limitation, all applicable security and customer privacy laws. In addition, RK agrees to abide by any internal customer privacy and customer relations protocol established by Raymarine from time to time.
     SECTION 11.11. Counterparts: Delivery. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart by facsimile shall be as effective as delivery of a physical signature page.

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     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

REMOTE KNOWLEDGE, INC.		RAYMARINE, PLC

By:	/s/ Randy Bayne	By:	/s/ Malcolm Miller

	Name: Randy Bayne		Name: Malcolm Miller
	Title: President/CEO		Title: CEO

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EXHIBIT A
DEFINITIONS
     “Accounting Report” has the meaning assigned to such term in Section 8.07.
     “Activation Date” means with respect to any GEO Mobile Terminal, the date of activation of such GEO Mobile Terminal.
     “Activation Fee” has the meaning assigned to such term in Section 3.06.
     “Active Service” means any customer with a valid Customer Service Agreement who is current on their payments (not past due more than 29 days from date of invoice).
     “Affiliates” means, with respect to a particular Party, Persons or entities controlling, controlled by or under common control with that Party, as well as any officers and their nuclear family members, directors and their nuclear family members, and majority-owned entities of that Party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of a majority of the voting stock or other equity interest shall be deemed to constitute control.
     “Agreement” means this Development, Services and Supply Agreement, together with any exhibits, appendices and schedules attached hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
     “Approval of Design” or “AOD” means the Sign Off on RK’s design of the GEO Mobile Router and a complete GEO Mobile Terminal and Communications Services
     “Approval to Manufacture” or “ATM” means the Sign Off on full production rollout of manufacturing for the complete GEO Mobile Terminal and Communication Services.
     “Approval to Ship” or “ATS” means the Sign Off on the complete GEO Mobile Terminal and Communications Services to ship to and supply end-user customers, dealers and OEM partners.
     “Approved Vendor List” means the list of vendors specified or approved by Raymarine to be used to supply Inventory (as defined below) listed on the bills of materials included with the Manufacturing Specifications.
     “Attrition” means the documented material lost to production fallout and test failures.
     “Audited Party” has the meaning assigned to such term in Section 6.02(a).
     “Auditing Party” has the meaning assigned to such term in Section 6.02(a).
     [******]
     “Bill of Materials” means the list of materials used to manufacture the Products and the Manufactured Products.
     “Base Rate” has the meaning assigned to such term in Appendix E.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas and New York City are authorized or required by law to close.
     “Contract Manufacturer” has the meaning assigned to such term in Section 4.01.
     “Communications Services” are those services and standards under which those services are to be provided as set forth in Appendix D.
     “Confidential Information” has the meaning assigned to such term in Section 7.01.

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     “Content Services” are those services and standards under which those services are to be provided as set forth in Appendix G.
     “Customer Service Agreement” means an Agreement setting forth the terms and conditions under which RK/Raymarine provides service to the subscriber, how the subscriber pays for such service, and the level of service that RK will provide to the customer, pricing, service fees, payment terms and term of the Agreement among other things.
     “Damages” has the meaning assigned to such term in Section 10.01.
     “Data Services” has the meaning assigned to such term in Appendix E.
     “Date of Activation” means the date on which a customers GEO Mobile device is activated. Activation occurs on the date on which a signed Customer Service Agreement is received by Remote Knowledge.
     “Defaulting Party” has the meaning assigned to such term in Section 8.03.
     “Disclosing Party” has the meaning assigned to such term in Section 7.03.
     “Effective Date” has the meaning assigned to such term in the Preamble of this Agreement.
     “Engineering Change Analysis” has the meaning assigned to such term in Section 4.05.
     “Engineering Change Order” means the document that details a change in the Manufacturing Specifications and/or design, form, fit or function of a Product approved by Raymarine and RK.
     “Engineering Change Request” means the document used in order to request an engineering change on the Manufacturing Specifications.
     “Epidemic Failure” has the meaning assigned to such term in Section 4.16.
     “Escrow Agreement” has the meaning assigned to such term in Section 3.09.
     “Force Majeure” means an act of God, war, terrorism, fire, flood or accidents, or any injunction, law, ordinance or demand or requirement of any governmental authority, or any similar circumstance or cause beyond a party’s reasonable control. The obligations suspended pursuant to Force Majeure shall be resumed as soon as reasonably possible after termination or abatement of the circumstances or causes giving rise to the failure to perform, and the party required to perform shall have a reasonable additional period of time to perform, but in no event longer than sixty (60) additional days, unless agreed to by the other party.
     “GEO Mobile Network Facilities” means the collection of electronic equipment including computers, servers, modems, routers, transmitters, receivers, switches, and associated software located at one or more sites such as satellite earth stations, Internet hosting centers, and other facilities which collectively serve to provide the GEO Mobile service of interconnecting GEO Mobile subscriber equipment with the global public Internet, the global public switched telephone network, and servers which deliver GEO Mobile-specific content such as subscriber account status and configuration.
     “GEO Mobile Platform” means the combination of all GEO Mobile Terminals and GEO Mobile Network Facilities which together create and give the subscribers access to GEO Mobile services.
     “GEO Mobile Router” means the primary component of the GEO Mobile Terminal which routes information between the other components of the terminal and subscriber-provided data and voice equipment and which transcodes information between IP datagrams on one or more Ethernet segments, NMEA sentences on NMEA 2000, IP datagrams in DVB-S radio signals, and analog voice signals on a loop-start telephone line. The router also commands the antenna controllers and serves local web pages via which the subscriber may configure the operation and monitor the performance of the terminal.
     “GEO Mobile Terminal” means [******].
     “Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other

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government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).
     “High-Speed Internet Access” means access to the public Internet at speeds generally faster than dial-up, i.e. at rates exceeding 50 kilobits per second. Delivery of Internet Protocol (IP) datagrams between subscriber-provided equipment, such as a personal computer, and the public Internet.
     “Intellectual Property” means any and all intellectual property and technology, including without limitation, software code (including all object and source codes and algorithms), software and other documentation, copyrights, copyright applications, patents, patent applications, inventions, processes, production methods, proprietary information, know-how, trade secrets, information, identification lists, data, plans, blueprints, specifications, designs, discoveries, drawings, recorded knowledge, techniques, ideas, concepts, surveys, engineering reports, test reports and procedures, manuals, materials standards, process standards, performance standards, catalogs, flow charts, work techniques, and the like whether or not protected by or protectable by patent, copyright, trade secret or other proprietary rights or by Agency registrations; but specifically excluding any of the trademarks, service marks, trade names, logos and slogans of the Parties and any intellectual property that is generally known to those skilled in a electronics field.
     “Intellectual Property Rights” has the meaning assigned to such term in Section 3.04.
     [******] has the meaning assigned to such term in Section 5.06.
     [******]
     “Incremental Pricing” has the meaning assigned to such term in Section 5.04(b).
     “Indemnitee” has the meaning assigned to such term in Section 10.03.
     “Indemnitor” has the meaning assigned to such term in Section 10.03.
     “Initial Term” has the meaning assigned to such term in Section 8.01.
     [******]
     “Intellectual Property Rights” has the meaning assigned to such term in Section 3.04.
     “Inventory” means raw materials, supplies, and components that comprise the Products pursuant to this Agreement.
     “Law” means any provision of any constitution, statute, law, treaty, ordinance, regulation, charter, order, rule or guideline of any Governmental Body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.
     “License” has the meaning assigned to such term in Section 3.05.
     “Licensing Fee” has the meaning assigned to such term in Section 3.06.
     “Long Lead Time Inventory” has the meaning assigned to such term in Section 4.12.
     “Manufactured Products” means all PCB assemblies, sub assemblies, and/or top level assemblies manufactured by RK and used in connection with the GEO Mobile Router.
     “Manufacturing Specifications” means the written specifications necessary to manufacture the Products as set forth in the Type Acceptance Requirements.
     “Marine Markets” means the sale of electronics for use on commercial and recreational Marine Vessels.

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     “Marine Vessels” means a vessel located on, or capable of traveling on, water including, without limitation, a ship or boat.
     “Maximum Outroute Contribution” has the meaning assigned to such term in Section 3.08(i).
     “Milestones” has the meaning as set forth in Appendix B.
     [******] has the meaning assigned to such term in Section 5.03(a).
     “Non Recurring Engineering Cost” has the meaning assigned to such term in Section 4.08.
     “Outroute Development Fees” has the meaning assigned to such term in Section 3.08.
     “Outroute Segment Purchase Date” has the meaning assigned to such term in Section 3.08.
     “Outroute Space Segment” means the satellite bandwidth required to operate the Services under this Agreement.
     “Parties” or “Party” means RK and/or Raymarine, as the context may require.
     “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.
     “Product Assurance Testing” means on-water testing performed by Raymarine.
     “Products” means the GEO Mobile Router (including all Manufactured Products), firmware, application software, server equipment and database associated with the operation of the GEO Mobile Platform.
     “Product Specifications” has the meaning as set forth in Appendix A.
     “Promotional Materials” has the meaning assigned to such term in Section 5.09(a).
     “Purchase Order” has the meaning assigned to such term in Section 4.07.
     “Quality Plan” has the meaning assigned to such term in Section 4.14.
     “Raymarine GEO Customers” has the meaning assigned to such term in Section 5.01.
     “Raymarine Intellectual Property” has the meaning assigned to such term in Section 3.04.
     “Raymarine Marks” has the meaning assigned to such term in Section 3.04.
     “Raymarine NRE Cost Obligation” has the meaning assigned to such term in Section 4.09.
     “Raymarine Property” has the meaning assigned to such term in Section 4.13.
     “Receiving Party” has the meaning assigned to such term in Section 7.03.
     “Revenue” means, collectively, the revenue generated by the Services.
     “Representatives” has the meaning assigned to such term in Section 7.03.
     “Rescheduled Date” has the meaning assigned to such term in Section 4.10(a).
     “RK Intellectual Property” has the meaning assigned to such term in Section 3.04.
     “RMA” has the meaning assigned to such term in Section 4.04.

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     “Services” means Support Services, Communication Services and Content Services collectively.
     “Service Fees” has the meaning assigned to such term in Section 5.03(a).
     “Service Level Requirements” has the meaning assigned to such term in Section 3.03(f)(v).
     “Sign Off”has the meaning assigned to such term in Section 3.03.
     “STV Antennae” means the satellite equipment necessary to delivery DVB service.
     “Support Services” are the services set forth in Appendix F.
     “Term” has the meaning assigned to such term in Section 8.01.
     “Territories” has the meaning assigned to such term in Section 3.07.
     “Territory I” has the mean assigned to such term in Appendix I.
     “Territory II” has the mean assigned to such term in Appendix I.
     “Testing and Approval Provisions” has the meaning assigned to such term in Section 3.03.
     “Type Acceptance Requirements” means the requirements set forth in Appendix A as may be modified by the Parties in accordance with the terms of this Agreement.
     [******]
     “Voice Services” has the meaning assigned to such term in Appendix E.

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These Appendices form part of and are incorporated by reference into that certain Development, Services and Supply Agreement, dated as of December 14, 2006, by and between Raymarine, plc and Remote Knowledge, Inc. (the “Agreement”). Capitalized terms used, but not otherwise defined herein have the meaning ascribed to such terms in the Agreement”.
Appendix A
Product Description
[******]

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Appendix B
Milestones
The Milestones as related to Section 3.06 of the Agreement are as follows:
1. Milestone 1
Milestone 1 shall be the effective date of the Agreement.
2. Milestone 2
Milestone 2 shall be considered achieved upon delivery by RK of up to 28 GEO Mobile Terminals to Raymarine in order for Raymarine to perform Product Assurance Testing (PAT) which has a committed date by RK of on or before November 1, 2007.
3. Milestone 3
Milestone 3 shall be considered achieved upon Acceptance of Design (AOD) by Raymarine. AOD is achieved based upon successful on water testing by Raymarine. The committed date for AOD is February 15, 2008.
4. Milestone 4
Milestone 4 shall be considered achieved upon Approval to Ship (ATS) which is based on successful ECM and Environmental testing results performed by both parties. The committed date for ATS is May 23, 2008.

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Appendix C
Escrow
Software, Hardware, Manufacturing and Services Escrow Agreement to be entered into and adopted by the Parties in accordance with Section 3.09.

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Appendix D
Communication Services
[******]

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Appendix E
Fee Schedule
[******]

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Appendix F
Support Services
RK shall be responsible for providing or cause to be provided the following Customer Support functionality “Support Services”. These Services shall be branded “Raymarine, Powered by Remote Knowledge.”
1. Worldwide Web Support:
RK shall provide a Customer Support Web Site. The self help options that will be available on the site include but are not limited to:
Self Help Knowledge Base — The Knowledge Base is a web based self-help system. Our web-based services are designed primarily to complement telephone and e-mail/fax-based support services. The base functionality is as follows:
•	View commonly asked questions as well as pre-defined answers to those questions.

•	Ability to easily navigate by product or category in order to find the answer that best suits customer’s inquiry.

•	Ability to ask a question and get a response within 24 hours.

•	Ability to view customer specific question history.
Online Product Documentation — Up to date documentation, manuals and tutorials.
Additionally, customers can submit, view, and check status of service requests at any hour of the day from the Customer Support Web Site. Because customers can avoid waiting on the phone, document their question in detail at any hour, and have questions directed to the most appropriate engineer, this is the preferred method for submitting service requests.
The Customer Support Web Site is available to all customers with active support contracts on a 24/7/365 basis.
2. E-Mail Support:
Technical Support can also be accessed via electronic mail. Generally, this is used as a backup in the case the customer is unable to access the support web site for online issue submission. In general, customers should use the online web submission form. The email address for support could be support@raymarine.com as an example.
3. Telephone Support:
The Customer Support Organization is available by telephone to receive technical support requests. A Customer Support Representative, specializing in the GEO Mobile product, will answer the call as Raymarine and address customer requests. Telephone support hours will be mutually agreed to by the parties, but at a minimum will be provided during normal business hours in the region of customer activation. The following types of Telephone Support will be provided by RK.
Tier I Support
Customer Support Representatives communicate with customers to gather all appropriate technical information needed and then attempt to find a solution. The CSR’s will be well-trained and very knowledgeable of Raymarine’s GEO Mobile applications, tools and customer environments. Most of the service requests are handled and ultimately resolved at this level. The Tier I CSR responsibilities include:
On-line support
•	Receive incoming customer requests for support either by Web, e-mail, or phone. The CSR will assign a Service Request ID # to the service request, or it will be assigned automatically in the case of web submitted service requests.

•	Enter data into the service request log describing the problem and assign a severity to the service request (please refer to “Assignment of Severity Levels” section below).

•	Provide customers with a resolution and based on the customer’s feedback, “close” the service request. A resolution is generally one of the following: an answer to a customer question, a suggestion of how to accomplish a particular task, a workaround to a product issue.

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•	For those problems determined to be not part of the GEO Mobile Router, but instead part of one of the ancillary components, i.e. STV Antenna, [******] G-Series component or some other 3rd Party component, the CSR will escalate the issue to the pre-defined appropriate party. In the event of 3rd Party escalation, the parties will mutually agree to the methods and procedures on a date to be determined.

•	For those problems not solved during the first contact with the customer, the CSR will tell the customers what they should expect to happen next and when they will hear back from the CSR. The CSR will begin the process described below in ‘Off-line support’.
Off-line support
•	Investigate ‘Pending’ logs in order to provide a resolution to support requests.

•	If after a reasonable amount of troubleshooting and problem solving a service request is still unresolved, escalate to Tier II support. Escalation typically results in assistance with research and troubleshooting of the issue. In most cases, ownership of the service request and communication with the customer will continue to be the responsibility of the Tier I CSR assigned to the service request.

•	Follow up with customers; contacting them in order to work through problems, answer questions, report status of a pending issue, update customer expectations, get more information about a pending issue, to request that a pending issue be ‘Closed’ if a satisfactory resolution has been provided.

•	In situations where the product is not operating as documented, the CSR will report the problem to Remote Knowledge’s Quality Assurance (QA) manager. These reports are maintained in Remote Knowledge’s database.
Tier II Support
If after a reasonable amount of troubleshooting and problem solving a service request is still unresolved, the service request will be escalated to the next level, Tier II. The Tier II level support team is comprised of Representatives with extensive experience and expertise in our products. With this experience comes the knowledge and technical skill to resolve service requests that could not be resolved by Tier I.
In general, Tier II tasks are entirely off-line in nature and their responsibilities include the following:
•	Work with customers and customer service Representatives to resolve escalated service requests to the extent possible within the time limits set forth in the section “Response and Resolution Targets” below.

•	Report product issues to the QA manager and recommend priorities to resolve these problems.

•	Escalate unresolved service requests to Tier III according to the guidelines set forth in this document. Work closely with Tier III Representatives to analyze, understand, and resolve difficult ‘Pending’ issues.
Tier III Support
If a service request is still not resolved by Tier II level support, the service request is then escalated to a Tier III level support team member for resolution. The Tier III level support team typically consists of Remote Knowledge Engineering personnel.
In extreme cases where no workaround is available, the pending service request is a mission critical problem for the customer, and it is determined that the problem is a defect in the product, Tier III support is capable of providing specific product patches to resolve the problem. This level of support is provided at the discretion of the Customer Support Manager overseeing the particular product.
Escalation Procedures
During the process of resolving a customer support request, the severity of the request may be increased and/or a higher level of authority might be notified. Service Request severity may be escalated internally when it is determined that the support request involves a time or system critical issue, an extremely complex problem, or an unreasonable amount of time has passed with no resolution. In the event that a customer is not satisfied with the level of support, they may escalate a given service request to the Director of Customer Support for Remote Knowledge.
To escalate an issue, please call the Customer Support Organization and ask to speak to the Director of Customer Support. Please specify the Service Request ID #, and the reason why the issue is being escalated.

THIS DOCUMENT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [******] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Remote Knowledge reserves the right to modify the terms and conditions of its Support Services from time to time and upon reasonable notice, provided that any such modification will not substantially diminish the level of Support Services that Customer is then currently receiving.

THIS DOCUMENT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [******] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Appendix G
Content Services
Remote Knowledge shall be exclusively responsible for providing or cause to be provided content and entertainment related services.
1. Content:
The delivery of information including but not limited to software, games, photos, video, graphics, music, sound, text, maps, and location based services, E or M-commerce, web publishing, advertising or search engine applications by way of Remote Knowledge’s proprietary content management system branded by the company as Knowledge Bank to the company’s proprietary products, services or web based applications.
2. Knowledge Bank:
A content management system (CMS) used to manage the delivery and distribution of content to various Remote Knowledge products, services or web based applications.

THIS DOCUMENT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [******] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Appendix H
Testing and Approval Process
Raymarine’s Testing and Approval Process as well as the Process Phases necessary for Sign Off are as described below and are referenced in Section 3.03.

Phase #	Process		Committed Date
Phase 1	Approval of Design	AOD	February 15, 2008
Phase 2	Approval for Pilot Production	APP	February 29, 2008
Phase 3	Approval to Manufacture	ATM	April 25, 2008
Phase 4	Approval to Ship	ATS	May 23, 2008

Phase 1	Approval of Design
Purpose	• To approve the design of the Product

Objectives	• To prove that a representative production unit meets the design intent

• To confirm that all relevant outstanding actions and deliverables have been completed

• To confirm any risks identified during the new product development process have been mitigated

Questions to Resolve	• GPM — Global Product Manager issue and concerns

• Engineering design checks & issues

• Verification, certification & Approval of Design

• Technical support and service issues

• SCNPI — Supply Chain issues and concerns

• PRP — Facilitator issues and concerns

Phase 2	Approval for Pilot Production
Purpose	• To position the product to allow entry to Pilot Production

• To provide approval for Pilot Production to commence

Objectives	• Ensure that the product, supply chain and manufacturing processes are positioned to allow Pilot production to commence

Questions to Resolve	• Engineering — Group Leader issues and concerns

• Production Engineering — Production Engineering Manager issues

• Test — Test Engineering Manager issues and concerns

• Supply Chain — SCNPI Project Manager issues and concerns

• Quality — Product Quality Manager issues and concerns

Phase 3	Approval to Manufacture
Purpose	• To position the product project to allow volume ramp-up manufacturing to commence

• To provide approval for volume ramp-up manufacturing to commence

Objectives	• Ensure that the Product, supply chain and manufacturing processes are positioned to allow volume ramp-up to commence

Questions to Resolve	• Engineering — Group Leader issues and concerns

• Production Engineering — Production Engineering Manager issues

• Test — Test Engineering Manager issues and concerns

• Supply Chain — SCNPI Project Manager issues and concerns

• Quality — Product Quality Manager issues and concerns

Phase 4	Approval to Ship
Purpose	• To approve product for shipment to customers

• Trigger for SCNPI to inform EMS & Commercial (UK&US) product has passed ATS

Objectives	• To ensure stock volumes are sufficient

• To confirm Approval to Manufacturer (ATM) is completed and signed off

• To ensure EMS & Commercial (UK&US) are informed that product is approved for shipment

THIS DOCUMENT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [******] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
RK shall not perform any actions that are related to a subsequent phase prior to Sign Off of any previous phase.

THIS DOCUMENT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [******] AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Appendix I
Territories
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